TO:  Carnival Corporation ("Offeror")
     3655 NW 87 Avenue
     Miami, Florida
     United States of America

     and                                        21 February, 1996

     CS First Boston Limited
     One Cabot Square
     London E14 4QJ
     United Kingdom


Dear Sirs,

Proposed partial offers for shares in Airtours plc

6. This letter sets out the terms on which I undertake to accept the offer to be made by (or on behalf of) Offeror (the "Ordinary Offer") to acquire up to 20,000,000 ordinary shares representing
     17.34 per cent of the current issued ordinary share capital of Airtours plc ("Offeree").

7. The Ordinary Offer and the offer by (or on behalf of) Offeror (the "Preference Offer") to acquire up to 8,758,612 convertible cumulative preference shares representing 17.34 per cent of the issued convertible cumulative preference share capital of Offeree (together with the Ordinary Offer, "the Offers") shall be made substantially on the terms of the attached draft press announcement (the "Press Announcement"), any additional terms and conditions as may be required to comply with the requirements of The City Code on Takeovers and Mergers (the "Code"), the London Stock Exchange and the Securities and Exchange Commission and any additional terms and conditions agreed between Offeror and Offeree.

8.   I warrant and undertake to you that:

8.1 I am the registered holder and beneficial owner of 30,000,000 (the "Offeree Ordinary Shares") ordinary shares of 10p each in the capital of Offeree ("Ordinary Shares");

8.2 I hold the Offeree Ordinary Shares free from any lien, charge or other encumbrance, equity or third party right of any nature; and

8.3 I have full power and authority to accept the Ordinary Offer in respect of such number of Offeree Ordinary Shares as is referred to in paragraph 4.

4.1 I shall (save as provided herein) irrevocably accept the Ordinary Offer in respect of 5,201,224 of the Offeree Ordinary Shares ("the Shares").

4.2 My acceptance in respect of the Shares shall be made by 09.00 am (London time) on the first closing date of the Offers in accordance with the procedure for acceptance set out in the formal document containing the Offers (the "Offer Document") to be despatched to Shareholders.

4.3 I undertake that Offeror will acquire the Shares pursuant to the Ordinary Offer free from any lien, charge, or other encumbrance, equity or other third party right of any nature and together with all rights of any nature attaching or accruing to them including the right to all dividends declared, made or paid after the date of this letter.

4.4 I shall elect to receive only Class A Common Stock of Offeror as consideration under the Ordinary Offer.

4.5 My obligations under paragraphs 4.1 to 4.4 (inclusive) shall not apply to prevent me accepting in respect of all my Offeree Ordinary Shares (but not some only) and shall terminate in the event that there is made a general offer made by a third party to acquire the whole of the issued ordinary share capital of Offeree (other than ordinary shares already held by such third party or persons acting in concert therewith), which is unanimously recommended by the directors of Offeree, on terms which represent (in the opinion of the Directors of Offeree) an improvement on the value of the consideration offered under the Ordinary Offer as at the date on which a firm intention to make such general offer is announced (a "Competing Offer"). In the event that I accept a Competing Offer and if the Competing Offer is declared wholly unconditional, I shall pay you a cash sum and/or transfer securities to you (as provided below) having an aggregate value in an amount equal to 20% of the product of (i) 30,000,000 and (ii) the difference between the amount per Ordinary Share of (a) the cash and the fair market value of any other consideration given to the holders of the Ordinary Shares pursuant to the Competing Offer, as determined by the directors of Offeree in good faith, and (b) L4.50. I shall pay cash/transfer securities (as provided below) to you of an aggregate value equal to such amount the business day after I receive the consideration under the Competing Offer. In respect thereof, you hereby agree if requested by me to accept payment by way of the transfer of non-cash consideration including loan notes (other than loan notes received by me in respect of a Competing Offer which becomes or is declared unconditional in all respects on or after April 7, 1996) of the same type to the extent and in the same percentage (or such lower percentage as I may specify) as I receive it as consideration under the Competing Offer provided however that I will be responsible for paying all costs and expenses incurred in transferring any securities or other non-cash consideration (including, for the avoidance of doubt all transfer or other taxes) to the Offeror. Notwithstanding the foregoing provisions, with respect to any non-cash consideration that I receive in respect of a Competing Offer which becomes or is declared unconditional in all respects prior to April 7, 1996, you hereby agree that I shall have no obligation hereunder to make any payment or transfer of non-cash consideration in your favour (or to determine in what manner any liability which I may on April 7, 1996, have to you hereunder is to be discharged) until April 7, 1996. Notwithstanding my absolute obligation to pay cash/transfer securities (as aforesaid) to you of an aggregate value equal to such amount as aforesaid, you agree that you shall discuss with me and consider in good faith potential alternative structures which I may propose in connection with any liability which I may have to you in such circumstances in order to help me minimise any tax liability which may arise by virtue of my accepting the Competing Offer or otherwise by reason of the provisions of this paragraph 4.5.

4.6 An offer shall not be prevented from being a Competing Offer within the meaning of paragraph 4.5 solely by reason of the fact that, when such offer is announced, the making of it is stated to be the subject of a precondition to the effect that the resolution referred to in paragraph 7.1 below is not passed.

5. In order to secure the performance of my obligations under paragraph 4, I irrevocably appoint any director for the time being of Offeror to be my attorney in my name and on my behalf to execute a Form or Forms of Acceptance and/or such other documents and to do such other acts and things as may be necessary to accept (or procure the acceptance of) the Ordinary Offer in respect of the Shares. However:

5.1 the appointment shall not take effect until 09.00 am (London time) on the first closing date of the Offers and only then if I have failed to comply with my obligations in paragraph 4.2; and

5.2 such attorney shall act in accordance with paragraph 4.4 (where applicable).

6. Although the terms of the Ordinary Offer will give accepting shareholders the right to withdraw acceptances at any time after the first closing date of the Offers and before the Offers become or are declared unconditional in all respects I shall not withdraw my acceptance of the Ordinary Offer in respect of the Shares unless a Competing Offer is announced.

7. Until the Ordinary Offer becomes or is declared unconditional in all respects, lapses or is withdrawn (or a firm intention to make a Competing Offer, as defined in paragraph 4.5, is announced):

7.1 I shall exercise the voting rights attached to the Offeree Ordinary Shares in favour of the resolution (the "Special Resolution") to be proposed at a general meeting of Offeree for the purpose of increasing the authorised share capital of Offeree and disapplying the provisions of section 89 of the Companies Act 1985 in respect of the proposed allotment to you by Offeree, as referred to in the Press Announcement, of 20,000,000 new Ordinary Shares;

7.2 Subject to my duties as a director of Offeree, I shall not, without the prior written consent of Offeror, signed by a duly authorised director, requisition or join in the requisition of any general or class meeting of Offeree for the purpose of considering any resolution affecting or having an impact on the Offers or the proposed allotment referred to in paragraph 7.1 other than the Special Resolution; and

7.3 Subject to my duties as a director of Offeree, I shall not take any action or make any statement which is or may be prejudicial to the success of the Offers (it being agreed that any action or statement which I may take or make in relation to a Competing Offer, or an offer or approach which the Board of Directors of Offeree unanimously believes could be or may become a Competing Offer or lead to the person making such approach (or on whose behalf such approach is made) making a Competing Offer, shall not constitute a breach of this paragraph 7.3).

     And in particular (without limitation):

7.4 Subject to the provisions of paragraph 4.5, I shall not offer any Offeree Ordinary Shares to any person or accept any other offer in respect of all or any of the Offeree Ordinary Shares;

7.5 I shall not make any offer to acquire or acquire the whole or any part of the issued share capital of Offeree and I shall procure that no company which I control (as such term is defined in Section 840 of the Income and Corporation Taxes Act 1988), will make such an offer or acquisition; and

7.6 I shall not enter into any agreement or arrangement with any person, whether conditionally or otherwise, to do any of the acts referred to in this paragraph 7.2 to 7.5;

     Provided always that nothing in this paragraph 7 (or elsewhere in this letter) shall prevent me from (i) engaging in discussions with any person or persons in connection with a Competing Offer (as defined in paragraph 4.5), or any offer or approach which the Board unanimously believes could be or may become a Competing Offer or lead to the person making such approach (or on whose behalf such approach is made) making a Competing Offer or (ii) at any time after the Board unanimously comes to believe that any such offer, if made, would constitute a Competing Offer, undertaking to accept and/or recommend to shareholders, or recommending, any such offer or allowing any such undertaking to be referred to in any announcement of a Competing Offer.

8.   I agree to:

8.1  the issue of the Press Announcement in the terms attached
     (including the reference to me);

8.2 details of this undertaking being set out in the Offer Document and in any document filed by the Offeror with the Securities and Exchange Commission as a result of the transactions described herein or my being appointed a director of the Offeror;

8.3 this undertaking being available for inspection during the offer period (as defined in the Code).

9. I shall supply you promptly on request with all information, including details of my interests and dealings in securities of Offeror and Offeree, and (to the extent that such information is reasonably available to me) those of any other person interested in the Shares, as may be required by the Code for inclusion in the Offer Document or as may be required by the securities laws and regulations of the United States of America for inclusion in any document filed by the Offeror with the Securities and Exchange Commission as a result of the transactions described herein or my being appointed a director of the Offeror. I shall notify you promptly of any changes to such information but in relation to the interests and dealings of any person other than myself, only to the extent that such changes are notified to me.

10. In my capacity as director of Offeree, I undertake (subject to my duties as a director of Offeree) to use all reasonable endeavours to procure that:

10.1 the Offer Document (unless posted after the announcement of a firm intention to make a Competing Offer, as defined in paragraph 4.5) is accompanied by a letter from the directors of Offeree to Offeree shareholders, in a form agreed with Offeror (such agreement not to be unreasonably withheld or delayed), in which the directors unanimously recommend shareholders to vote in favour of the Special Resolution to the extent that such recommendation is not inconsistent with their duties as directors;

10.2 Offeree and its directors provide Offeror and its advisers with any reasonable assistance and information, execute any documents reasonably required by the Offeror and do anything reasonably considered to be necessary to enable Offeror to:

     (a) make the Offers in accordance with the requirements of the London Stock Exchange, the Code and the securities laws and regulations of the United States of America; and

     (b)  despatch the Offer Document promptly.

10.3 Until the Ordinary Offer becomes or is declared unconditional in all respects, lapses or is withdrawn (or a firm intention to make a Competing Offer, as defined in paragraph 4.5, is made):

     (a) that without prior consultation with the Offeror and, in so far as is practicable giving due consideration to its views, no member of the Offeree Group will enter into any transaction outside the ordinary course of business which is material in the context of the Offeree Group as a whole; and

     (b)  that without the prior consent of the Offeror:

          (i) there is no amendment to the memorandum or articles of association of any member of the Offeree Group;

          (ii) there is no alteration to the authorised or issued share capital of any member of the Offeree Group and no options or rights granted over any such share capital (other than pursuant to the Special Resolution or in order to satisfy existing rights or entitlements);

          (iii) there is no amendment (other than the coming into effect of an amendment prior to the date of this letter which has been disclosed to the Offeror specifically for the purposes of this letter) to the service agreement or other arrangements with any director of Offeree;

          (iv) no member of the Offeree Group makes any acquisition or disposal of assets of a material amount as defined in Note 2 to rule 21 of the Code or grants any interest over assets of a material amount; or

          (v) no special resolution is proposed at any general meeting of the Offeree (other than the Special
               Resolution).

11. Offeror's agreement to make the Offers is conditional on no event occurring or becoming known to you before despatch of the Offer Document as a result of which the Panel on Takeovers and Mergers (the "Panel") requires or permits Offeror not to make the Offer.

12. I agree that until the Ordinary Offer becomes or is declared unconditional in all respects, lapses or a firm intention to make a Competing Offer is announced and save as required by law or the rules of the London Stock Exchange or the Code, I shall neither for my own account nor on behalf of Offeree (and I shall not permit any person on my behalf to) (i) initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to shareholders of Offeree) with respect to a merger, consolidation or similar transaction involving, or any purchase of any of the shares of, Offeree or any purchase of any of any assets of Offeree or any of its subsidiaries having a value in excess of L25 million (or the shares of entities holding the same) (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal," except that "Acquisition Proposal" shall not include any such transaction among Offeree and Offeror, Offeree and its wholly owned subsidiaries or among Offeree's wholly owned subsidiaries) or
     (ii) engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or (iii) otherwise facilitate directly or indirectly any effort or attempt to make or implement an Acquisition Proposal. I will immediately terminate and use all reasonable endeavours to procure (in so far as in my capacity as a Director of Offeree
     I am able) that Offeree terminates any existing discussions or negotiations with any parties conducted to-date with respect to any Acquisition Proposal. I will promptly notify you if any such inquiries or proposals are received by me, any such information is requested from me, or any such negotiations or discussions are sought to be initiated or continued. Notwithstanding the foregoing, if Offeree receives a Competing Offer or an offer or approach which the board of directors of Offeree unanimously believes could be or may become a Competing Offer or lead to the person making such approach (or on whose behalf such approach is made) making a Competing Offer, I will promptly notify you of such offer or approach and I may engage in the above-mentioned, or any other, activities.

13.1 I agree that, save as provided in paragraph 13.2 and if and to any extent the number of Ordinary Shares in respect of which you do obtain acceptances pursuant to the Ordinary Offer (including excess applications) falls short of 20,000,000, I will sell to you at the time when the Ordinary Offer becomes or is declared unconditional in all respects and you will purchase upon the same terms per ordinary share as the terms of the Ordinary Offer such additional number of my Offeree Ordinary Shares as is equal to such shortfall, save to the extent of any part of such shortfall which is to be satisfied by Mr T. Trickett pursuant to the terms of an undertaking of even date herewith. In respect of any such sale of additional Offeree Shares, I shall receive consideration in the form of Class A Common Stock of Offeror on the same terms (including as to the date of settlement) as under the Ordinary Offer.

13.2 The provisions of paragraph 13.1 shall terminate upon the announcement of a Competing Offer and shall be of no effect at any time after the making of any such announcement.

14.  This undertaking will lapse if:

14.1 the Press Announcement is not released by 8.30a.m. on 22
     February, 1996;

14.2 the Offer Document is not posted to shareholders of Offeree within 28 days (or such longer period as the Panel may agree) after the date of the Press Announcement; or

14.3 the Ordinary Offer lapses or is withdrawn.

     If the undertaking lapses, I shall have no claim against Offeror and Offeror shall have no claim against me.

15. Any date, time or period referred to in this undertaking shall be of the essence except to the extent to which I and Offeror agree in writing to vary any date, time or period, in which event the varied date, time or period shall be of the essence.

16. I have been given a realistic opportunity to consider whether or not I should give this undertaking and whether I should receive independent advice about the nature of this undertaking.

17. I agree that damages would not be an adequate remedy for breach of this undertaking.

18. I acknowledge that, in connection with the Offers, C S First Boston is acting for Offeror and for no-one else and agree that C S First Boston will not be responsible to me for providing the protections afforded to its customers nor for providing advice in relation to the Offers.

19. This undertaking is governed by English law and we each hereby submit to the exclusive jurisdiction of the High Court of Justice in England.

20. I acknowledge that any shares of Class A Common Stock of Offeror to be acquired by me pursuant to paragraph 13 hereof have not been and will not be registered under the Securities Act of 1933, as amended (the "Securities Act"), and may not be offered, sold, resold or delivered directly or indirectly in or into the United States or to, or for the account or benefit of, a US person (as defined in Regulation 5 promulgated under the Securities Act) except pursuant to an available exemption from registration. I also agree to be bound by the same offering restrictions as are applicable to shares of Class A Common Stock to be issued in the Ordinary Partial Offer and agree to make similar representations to the Offeror in respect of United States securities laws as if I had signed a form of acceptance under the Ordinary Partial Offer in respect of any Offeree
          Ordinary Shares sold by me pursuant to paragraph 13.1.


Signed as a deed by           )
DAVID CROSSLAND         )   /s/ David Crossland
in the presence of:              )

/s/ R.N.F. Lee              Signature of witness

R.N.F. Lee              Name of witness

Addleshaw, Sons Latham  Address of witness

Dennis House, Marsden St.

Manchester


Solicitor               Occupation of witness





Agreed and accepted by


/s/ Howard S.  Frank

for and on behalf of
Carnival Corporation


21 February, 1996